EXHIBIT 99.1

Cingular Allows Agreement to Sell Stake in Indian Wireless Service Provider to Expire

     ATLANTA, June 13 — Cingular Wireless, a joint venture between SBC Communications Inc. (NYSE: SBC) and BellSouth Corp. (NYSE: BLS), announced today that it has allowed the agreement to sell its 32.9% indirect stake in the Indian wireless service provider, IDEA Cellular Ltd., to expire.

     Under the terms of the agreement, which was originally signed in December of 2004 and which lapsed on June 11, AT&T Wireless was to have sold its stake in IDEA Cellular, a leading cellular operator in India, to a joint venture between Singapore Technologies Telemedia and TM International in Malaysia for the U.S. dollar-equivalent of 9.1 billion Rupees — approximately $200 million. The IDEA Cellular stake was originally an investment of AT&T Wireless, which merged with Cingular on October 26, 2004.

     The sale agreement allowed for a maximum of six months for the securing of necessary regulatory approvals, which have not yet been obtained. As such, Cingular has opted to let the agreement lapse.

     Cingular said that it continues to evaluate options for its stake in IDEA Cellular.

About Cingular Wireless Cingular Wireless is the largest wireless carrier in the United States, Serving 50.4 million customers. Cingular, a joint venture between SBC Communications Inc. (NYSE: SBC) and BellSouth Corporation (NYSE: BLS), has the largest digital voice and data network in the nation — the ALLOVER(SM)network — and the largest mobile-to-mobile community of any national wireless carrier. Cingular is the only U.S. wireless carrier to offer Rollover(SM), the wireless plan that lets customers keep their unused monthly minutes. Details of the company are available at http://www.cingular.com. Get Cingular Wireless press releases e-mailed to you automatically. Sign up at http://www.cingular.com/newsroom.

FORWARD-LOOKING INFORMATION

In addition to historical information, this document may contain forward- looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include:

•	the pervasive and intensifying competition in all markets where Cingular operates;

•	failure to quickly realize capital and expense synergies from the acquisition of AT&T Wireless as a result of technical, logistical, regulatory and other factors;

•	problems associated with the transition of Cingular’s network to higher-speed technologies;

•	slow growth of Cingular’s data services due to lack of popular applications, terminal equipment, advanced technology and other factors;

•	sluggish economic and employment conditions in the markets Cingular serves;

•	the final outcome of FCC proceedings, including rulemakings, and judicial review, if any, of such proceedings;

•	enactment of additional state and federal laws, regulations and requirements pertaining to Cingular’s operations; and

•	the outcome of pending or threatened complaints and litigation.

Such forward-looking information is given as of this date only, and Cingular assumes no duty to update this information.